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                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants


We hereby consent to the use in this Registration Statement Form S-1 (File No. 333-91469) of our report dated February 22, 2000, relating to the financial statements of Pathnet, Inc. (a development stage company), which appear in such Registration Statement. We also consent to the use in this Registration Statement on Form S-1 (File No. 333-91469) of our report dated March 13, 2000, relating to the financial statements of Pathnet Telecommunications, Inc. (a development stage company), which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                                  /s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 13, 2000